Exhibit 99.1

OTC Markets Group Welcomes American Battery Technology Company to OTCQX

NEW YORK – DATE – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for 12,000 U.S. and international securities, today announced that American Battery Technology Company (ABTC) (OTCQX: ABML), an American critical battery materials company that is commercializing both its primary battery minerals manufacturing and secondary minerals lithium-ion battery recycling technologies, has qualified to trade on the OTCQX® Best Market. American Battery Technology Company upgraded to OTCQX from the OTCQB® Venture Market.

American Battery Technology Company begins trading today on OTCQX under the symbol “ABML.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

“Directly reflecting the continued evolution of our company governance structures, financial stewardship, and streamlined focus on progression towards commercialization, we are excited to have been invited to trade on the OTCQX market,” said ABTC CEO Ryan Melsert. “Trading on the highest tier of the OTC Markets in the near term supports expanded visibility and access to a wide pool of investors throughout the world as we continue our progression to larger markets and expanded commercial operations.”

About American Battery Technology Company

American Battery Technology Company is uniquely positioned to supply low-cost, low-environmental impact, and domestically sourced battery metals through its three divisions: lithium-ion battery recycling, primary battery metal extraction technologies, and primary resources development.

American Battery Technology Company has built a clean technology platform that is used to provide a key source of domestically manufactured critical and strategic battery metals to help meet the near insatiable demand from the electric vehicle, electrical grid storage, and consumer electronics industries. This ESG-principled platform works to create a closed-loop circular economy for battery metals that champions ethical and environmentally sustainable sourcing of critical and strategic materials.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com